Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Ron Zollars, San Diego 858/826-7896 zollarsr@saic.com	Zuraidah Hoffman, Washington 703/676-2541 hoffmanz@saic.com

SAIC REVENUES AND EARNINGS INCREASE FOR THE

SECOND QUARTER

(SAN DIEGO) September 15, 2003 — Science Applications International Corporation (SAIC) today reported revenues of $1.67 billion for the second quarter of Fiscal 2004 that ended on July 31, 2003, an increase of 14 percent compared to revenues of $1.47 billion for the second quarter of last year. Revenues from our regulated segment, primarily federal government customers, increased 24 percent over the same period of the prior year. Revenues from our telecommunications commercial customers decreased 19 percent, due to continued pricing pressure and lower sales demand as the telecommunications industry continues to struggle. In addition, our other commercial revenues decreased 9 percent, largely due to the reduced contract spending on outsourcing initiatives by our customers in the energy industry.

SAIC’s operating income for the second quarter was $124.8 million, compared to $123.2 million during the same period last year. The current quarter’s operating results primarily reflect an increase in operating income from our government business offset by a reduction in operating income from our telecommunications business.

Non-operating expense items for the second quarter totaled $7 million compared to $66 million for the same period of the prior year. The decrease of $59 million was primarily caused by a reduction in net losses from our investment portfolio of $68 million, offset by an $8 million increase in net interest expense (interest expense after subtracting interest income). Net interest expense increased due to the debt offerings the company completed in June 2002 and June 2003.

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Consolidated net income was $91.2 million in the second quarter, compared to $41.1 million in the same period last year, and increased primarily as a result of the improved operating income of the company and the decrease in non-operating expense items.

“SAIC’s strong commitment to providing quality technical services and helping solve complex problems of national importance for our government and commercial customers remains our number one priority,” said Dr. J. Robert Beyster, SAIC chairman, chief executive officer and president. “Our employee owners are postured to continue expansion in many exciting new customer business areas using emerging technologies.”

SAIC is the nation’s largest employee-owned research and engineering company, providing information technology, systems integration and eSolutions to commercial and government customers. SAIC engineers and scientists work to solve complex technical problems in national and homeland security, energy, the environment, space, telecommunications, health care, transportation and logistics. With annual revenues of $5.9 billion, SAIC and its subsidiaries, including Telcordia Technologies, have more than 40,000 employees at offices in more than 150 cities worldwide. More information about SAIC can be found at www.saic.com.

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Statements in this announcement other than historical data and information constitute forward-looking statements that involve risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be very different from the results, performance or achievements expressed or implied by such forward-looking statements. Some of these factors include, but are not limited to, the risk factors set forth in the Company’s Annual Report on Form 10-K for the period ended January 31, 2003, and such other filings that the Company makes with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.